As filed with the Securities and Exchange Commission on May 10, 2011

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________________

FORM S-3

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

_________________________

Environmental Solutions Worldwide, Inc.

(Exact name of registrant as specified in its charter)

Florida	13-4172059
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

335 Connie Crescent

Concord, Ontario,

Canada L4K 5R2

(905) 695-4142

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

_________________________

Mark Yung

Executive Chairman

335 Connie Crescent

Concord, Ontario,

Canada L4K 5R2

(905) 695-4142

(Name, address, including zip code, and telephone number, including area code, of agent for service)

_________________________

Copies To:

Joseph A. Baratta, Esq. Baratta, Baratta & Aidala LLP 546 Fifth Avenue, 6th Floor New York, NY 10036 (212) 750-9700	Ernest Wechsler, Esq. Kramer Levin Naftalis & Frankel LLP 1177 Avenue of the Americas New York, New York 10036 (212) 715-9100

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [_]

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [_]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [_]	Accelerated filer [_]
Non-accelerated filer [_]	Smaller reporting company [X]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Security (1)(2)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee
Common Stock, par value $0.001 per share (1)	42,440,907	$0.12	$5,092,909	$591.29
Rights to purchase Common Stock, par value $0.001 per share (2)
Total				$591.29

(1)	This registration statement relates to (a) the subscription rights to purchase Common Stock, $0.001 par value (the “Common Stock”), and (b) the shares of Common Stock deliverable upon the exercise of the subscription rights pursuant to the rights offering described in this Registration Statement on Form S-3. The shares of Common Stock deliverable to certain affiliates of the Registrant, which are referred to in the registration statement as “Bridge Lenders,” are not are not covered by this registration statement.
(2)	The subscription rights are being issued without consideration. Pursuant to Rule 457(g), no separate registration fee is payable with respect to the subscription rights being offered hereby, because the subscription rights are being registered in the same registration statement as the securities to be offered pursuant thereto.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Subject to completion, dated May 10, 2011

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Environmental Solutions Worldwide, Inc.

Up to 42,440,907 Shares of Common Stock

Environmental Solutions Worldwide, Inc., or ESW, is distributing at no charge to the holders of our common stock, par value $0.001 per share, non-transferable subscription rights to purchase up to an aggregate of 66,666,667 shares of our common stock at a subscription price of $0.12 per share, for up to an aggregate purchase price of $8.0 million in cash, or by the delivery to us by the holder of an equivalent amount of principal and accrued and unpaid interest of indebtedness owed by us to such holder, or a combination thereof. Each stockholder will receive one subscription right for each share of our common stock owned on [●], 2011, and each subscription right will entitle its holder to purchase [0.51494] shares of our common stock at the subscription price. We expect the total purchase price of the shares offered in this rights offering to be approximately $8.0 million, assuming full participation, payable in cash, or by the delivery to us by the holder of an equivalent amount of principal and accrued and unpaid interest of indebtedness owed by us to such holder, or a combination thereof.

The purpose of this rights offering is to raise equity capital in a cost-effective manner that gives all of our stockholders the opportunity to participate. The net proceeds will be used for general working capital purposes, including the repayment, to the extent then outstanding, of indebtedness of ESW, including under existing promissory notes in the aggregate principal amount of $4.1 million in favor of Orchard Investments, LLC; Black Family 1997 Trust; Leon D. Black Trust UAD 11/30/92 FBO Alexander Black; Leon D. Black Trust UAD 11/30/92 FBO Benjamin Black; Leon D. Black Trust UAD 11/30/92 FBO Joshua Black; Leon D. Black Trust UAD 11/30/92 FBO Victoria Black; Leon D. Black; John J. Hannan; and Richard Ressler. We refer to these notes as the “Bridge Loans” and to each of the lenders individually as a “Bridge Lender” and collectively as the “Bridge Lenders.”

The Bridge Lenders beneficially own in the aggregate 47,045,374 shares of our common stock, representing approximately 36% of our outstanding common stock. As such, the Bridge Lenders will receive subscription rights to purchase up to an aggregate of 24,225,760 shares of common stock (before giving effect to any oversubscriptions) in this rights offering. The Bridge Lenders have indicated to us that they intend to exercise their entire allocation of subscription rights, and we expect the total purchase price thereof to be approximately $2.9 million, payable by the delivery to us by the Bridge Lenders of an equivalent amount of principal and accrued and unpaid interest owed pursuant to the Bridge Loans.

We have entered into an investment agreement, which we refer to as the “Investment Agreement,” with the Bridge Lenders under which the Bridge Lenders have agreed to backstop the offering by purchasing from us, at the subscription price, any shares not purchased by our existing stockholders (after giving effect to any oversubscriptions), up to 29,166,667 shares of common stock, for a total purchase price of $3.5 million, which transaction we refer to as the “Backstop Commitment.” In addition to their rights to purchase shares pursuant to the rights offering and the Backstop Commitment, the Bridge Lenders have the option, in their sole discretion, to purchase from us, at the subscription price, any other shares not purchased by our existing stockholders through this rights offering, which we refer to as the “Purchase Option.”

If, after giving effect to this rights offering, the Backstop Commitment and the Purchase Option, any of the Bridge Lenders shall have been unable to exchange any portion of his or its Bridge Loans, we will offer each Bridge Lender the right to purchase additional shares of common stock at the subscription price (payable through the exchange of Bridge Loans for common stock) such that each Bridge Lender shall have exchanged all of his or its notes for shares of common stock, which we refer to as the “Additional Subscription Offer.” In addition, if Richard Ressler and Orchard Investments, LLC, which we refer to as the “Orchard Investors,” collectively acquire less than $1.0 million worth of shares of common stock as part of this rights offering, the Backstop Commitment, the Purchase Option and the Additional Subscription Offer, we have agreed to offer to the Orchard Investors an additional number of shares of common stock equal to the shortfall amount at the subscription price.

The rights offering to, and our other transactions with, the Bridge Lenders are being made in reliance on an exemption from the registration requirements of the Securities Exchange Act of 1933, as amended. Shares issued in respect of the Bridge Lenders’ participation in the rights offering and any shares issued pursuant to the Investment Agreement are not covered by the registration statement of which this prospectus forms a part.

The rights will expire at 5:00 p.m., New York City time, [●], 2011, unless extended as described herein, which date we refer to as the expiration date. We may extend the period for exercising the rights in our sole discretion, subject to the terms of the Investment Agreement described below. You will have no right to rescind your subscriptions after receipt of your payment of the subscription price except as described in this prospectus. Rights that are not exercised prior to the expiration date will expire and have no value. Stockholders who do not participate in this rights offering will continue to own the same number of shares of our common stock and will own a smaller percentage of the total shares of our common stock issued and outstanding after this rights offering. Based on the transactions contemplated by the Investment Agreement, stockholders who participate in this rights offering and subscribe to the greatest number of shares of common stock permitted under this rights offering will own a smaller percentage of the total shares of our common stock issued and outstanding after this rights offering. There is no minimum number of shares that we must sell in order to complete the rights offering.

Our shares of common stock are traded on the OTCQB under the symbol “ESWW” and the Frankfurt Stock Exchange under the symbol “EOW.” The closing price of our shares of common stock on [●], 2011 was $[●] per share.

We are distributing the rights and offering the underlying shares of common stock directly to you. We have not employed any brokers, dealers or underwriters in connection with the solicitation or exercise of rights in the rights offering and no commissions, fees or discounts will be paid in connection with the rights offering. Bay City Transfer Agency & Registrar is acting as the subscription agent. While certain of our directors, officers and other employees may solicit responses from you, those directors, officers and other employees will not receive any commissions or compensation for their services other than their normal compensation.

	Per Share	Total(1)
Subscription Price	$0.1200	$8,000,000
Estimated Expenses	$0.0034	$228,091
Net Proceeds to ESW	$0.1166	$7,771,909
(1) Assumes the offering is fully subscribed

An investment in our common stock involves risks. See “Risk Factors” beginning on page [●] of this prospectus.

Neither the Securities and Exchange Commission nor any state securities regulators have approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Our securities are not being offered in any jurisdiction where the offer is not permitted under applicable local laws.

The date of this prospectus is [●], 2011.

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i

LEGAL MATTERS	29

EXPERTS	29

USE OF PROCEEDS	29

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY	30

INCORPORATION BY REFERENCE	30

WHERE YOU CAN FIND ADDITIONAL INFORMATION	31

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	31

INFORMATION NOT REQUIRED IN PROSPECTUS	II-1
Item 14. Other Expenses of Issuance and Distribution	II-1
Item 15. Indemnification of Directors and Officers	II-1
Item 16. Exhibits	II-1
Item 17. Undertakings	II-2

SIGNATURES	II-5
ii

About This Prospectus

You should rely only on the information contained in this prospectus or any free writing prospectus we may authorize to be delivered to you. We have not authorized anyone to provide you with different or additional information. We are not making an offer of securities in any state or other jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus regardless of its time of delivery, and you should not consider any information in this prospectus or in the documents incorporated by reference herein to be investment, legal or tax advice. We encourage you to consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding an investment in our securities.

Unless we otherwise indicate or unless the context requires otherwise, all references in this registration statement to the “Company,” “ESW,” “we,” “us” or “our” refer to Environmental Solutions Worldwide, Inc. and its subsidiaries.

________________________________________

Cautionary Note Regarding Forward-Looking Statements

This prospectus contains certain forward-looking statements regarding, among other things, our anticipated financial and operating results. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly release any modifications or revisions to these forward-looking statements to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events. In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, we caution investors that actual financial and operating results may differ materially from those projected in forward-looking statements made by, or on behalf of, us. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements.

The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” “should,” “may,” “plan,” and similar expressions, as they relate to us or our management, are intended to identify forward-looking statements. Such statements reflect our current views with respect to future events and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected, intended, or planned. We assume no obligation and do not intend to update these forward-looking statements.

iii

Prospectus Summary

The following summary provides an overview of certain information about us and this offering and may not contain all the information that is important to you. This summary is qualified in its entirety by, and should be read together with, the information contained in other parts of this prospectus and the documents we incorporate by reference. You should read this entire prospectus and the documents that we incorporate by reference carefully before making a decision about whether to invest in our securities.

Environmental Solutions Worldwide, Inc.

We are engaged in the design, development, manufacture and sale of environmental and emission technologies. We are currently focused on the international medium duty and heavy duty diesel engine market for on-road and off-road vehicles as well as the utility engine, mining, marine, locomotive and military industries. We also offer engine and after treatment emissions verification testing and certification services.

Our focus is to be a leading player in the environmental emissions market by providing leading-edge catalyst technology as well as best-in-class engine and vehicle emissions testing services. Our strategy is centered on indentifying and deploying resources against our “sweet-spot” products, where we have indentified our core competencies and differentiation in the marketplace. Our core geographical focus is North America and we will opportunistically explore business development opportunities in other markets if accretive to us in the short term. By focusing financial, human and intellectual capital on our core competencies and markets, we are targeting profitable growth in the short term and value creation for our shareholders over the long term.

We were incorporated in the State of Florida in 1987. Our principal executive offices are located at 335 Connie Crescent, Concord, Ontario, Canada L4K 5R2. Our telephone number is (905) 695-4142. Our web site is www.cleanerfuture.com. Information contained on our web site does not constitute a part of this prospectus.

Effective February 17, 2011 and April 27, 2011, we became a party to certain note subscription agreements and issued unsecured subordinated promissory notes to each of the Bridge Lenders. Pursuant to these note subscription agreements and promissory notes, the Bridge Lenders agreed to make, and made, loans to us in the principal aggregate amount of $4.0 million, which we refer to as the “Bridge Loans,” subject to the terms and conditions set forth therein. The Bridge Loans bear interest at a rate of 10% per annum, payable in-kind on a monthly basis. The maturity date of the Bridge Loans is the earlier of: (i) the consummation of a rights offering of our common stock registered under the Securities Act of 1933, as amended, at a sale price of $0.12 per share pursuant to which we permit all Bridge Lenders to exchange their Bridge Loans (and the other Bridge Loans paid in-kind for the payment of interest under the Bridge Loans) for shares of common stock at such price per share, which we refer to as a “Qualified Offering,” or (ii) June 17, 2011. The purpose of this rights offering is to raise equity capital in accordance with the Bridge Loans. See “The Company — The Bridge Loans” beginning on page [●].

The Rights Offering

Issuer	Environmental Solutions Worldwide, Inc.
Rights Granted	We will distribute to each stockholder of record on [●], 2011 at no charge, one non-transferable subscription right for each share of our common stock then owned by such stockholder. The rights will be evidenced by non-transferable subscription rights certificates. If and to the extent that our stockholders exercise their right to purchase our common stock we will issue up to 66,666,667 shares and receive net proceeds of up to $7.7 million in cash, or by the delivery to us by the holder of an equivalent amount of principal and accrued and unpaid interest of indebtedness owed by us to such holder, or a combination thereof.

Subscription Rights	Through your basic subscription right, you are entitled to purchase [0.51494] shares of our common stock for each subscription right at the subscription price. We will not issue fractional shares, but rather will round down the aggregate number of shares you are entitled to receive to the nearest whole number.
Subscription Price	$0.12 per share, which shall be paid in cash or by the delivery to us by the holder of an equivalent amount of principal and accrued and unpaid interest of indebtedness owed by us to such holder, or a combination thereof.
Shares of Common Stock Outstanding after the Offering	[230,076,232] shares, assuming full subscription.
Oversubscription Rights	We do not expect that all of our stockholders will exercise all of their basic subscription rights. If you fully exercise your basic subscription right, the oversubscription right of each right entitles you to subscribe for additional shares of our common stock unclaimed by other holders of rights in this offering at the same subscription price per share. If an insufficient number of shares are available to fully satisfy all oversubscription right requests, the available shares will be distributed proportionately among stockholders who exercised their oversubscription rights based on the number of shares each stockholder subscribed for under its basic subscription rights. The subscription agent will return any excess payments by mail without interest or deduction promptly after the expiration of the subscription period.
Non-Transferability of Rights	The subscription rights are not transferable, other than to affiliates of the recipient (i.e. entities which control the recipient or are controlled by or under common control with the recipient) or a transfer of rights to the estate of the recipient upon the death of such recipient.
Record Date	As of 5:00 p.m., New York City time, on [●], 2011.
Expiration Date	5:00 p.m., New York City time, on [●], 2011, subject to extension or earlier termination.
Amendment, Extension and Termination	We may extend the expiration date at any time after the record date or we may amend or modify the terms of the rights offering. We also reserve the right to terminate the rights offering at any time prior to the expiration date for any reason, in which event all funds received in connection with the rights offering will be returned without interest or deduction to those persons who exercised their subscription rights.
Fractional Shares	We will not issue fractional shares of our common stock, but rather will round down the aggregate number of shares you are entitled to receive to the nearest whole share.

Procedure for Exercising Rights	You may exercise your subscription rights by properly completing and executing your rights certificate and delivering it, together with the subscription price for each share of common stock for which you subscribe, to the subscription agent on or prior to the expiration date. If you use the mail, we recommend that you use insured, registered mail, return receipt requested. If you cannot deliver your rights certificate to the subscription agent on time, you may follow the guaranteed delivery procedures described under “The Rights Offering — Guaranteed Delivery Procedures” beginning on page [●].
No Revocation	Once you submit the form of rights certificate to exercise any subscription rights, you may not revoke or change your exercise or request a refund of monies paid. All exercises of rights are irrevocable, even if you subsequently learn information about us that you consider to be unfavorable.
Payment Adjustments	If you send a payment that is insufficient to purchase the number of shares requested, or if the number of shares requested is not specified in the rights certificate, the payment received will be applied to exercise your subscription rights to the extent of the payment. If the payment exceeds the amount necessary for the full exercise of your subscription rights, including any oversubscription rights exercised and permitted, the excess will be returned to you as soon as practicable. You will not receive interest or a deduction on any payments refunded to you under the rights offering.
How Rights Holders Can Exercise Rights Through Others	If you hold our common stock through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of the rights offering. If you wish to exercise your rights, you will need to have your broker, custodian bank or other nominee act for you. To indicate your decision, you should complete and return to your broker, custodian bank or other nominee the form entitled “Beneficial Owners Election Form.” You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. You should contact your broker, custodian bank or other nominee if you believe you are entitled to participate in the rights offering but you have not received this form.
How Foreign Stockholders and Other Stockholders Can Exercise Rights	The subscription agent will not mail rights certificates to you if you are a stockholder whose address is outside the United States or if you have an Army Post Office or a Fleet Post Office address. Instead, we will have the subscription agent hold the subscription rights certificates for your account. To exercise your rights, you must notify the subscription agent prior to 11:00 a.m., New York City time, at least three business days prior to the expiration date, and establish to the satisfaction of the subscription agent that you are permitted to exercise your subscription rights under applicable law. If you do not follow these procedures by such time, your rights will expire and will have no value.

Material U.S. Federal Income Tax Consequences	A holder will not recognize income or loss for U.S. Federal income tax purposes in connection with the receipt or exercise of subscription rights in the rights offering. For a detailed discussion, see “Certain Material U.S. Federal Income Tax Consequences” beginning on page [●]. You should consult your tax advisor as to the particular consequences to you of the rights offering.
Issuance of Our Common Stock	We will issue certificates representing shares purchased in the rights offering as soon as practicable after the expiration of the rights offering.
Conditions	The completion of the rights offering is not subject to the satisfaction of any conditions. We reserve the right to amend, extend, cancel, terminate or otherwise modify the rights offering at any time before completion of the rights offering for any reason. See “The Rights Offering — Conditions to the Rights Offering.”
No Recommendation to Rights Holders	An investment in shares of our common stock must be made according to your evaluation of your own best interests and after considering all of the information herein, including the “Risk Factors” section of this prospectus. Neither we nor our board of directors are making any recommendation regarding whether you should exercise your subscription rights.
Use of Proceeds	The purpose of this rights offering is to raise equity capital in a cost-effective manner that gives all of our stockholders the opportunity to participate. Assuming the rights offering is fully-subscribed, the net proceeds available to us from the rights offering will be approximately $7.7 million in cash, or by the delivery to us by the holder of an equivalent amount of principal and accrued and unpaid interest of indebtedness owed by us to such holder, or a combination thereof. In the event we receive $7.7 million of cash as proceeds from the rights offering, then we will use a portion of the proceeds received by us to repay the outstanding amounts due under the Bridge Loans (approximately $4.1 million) and our Demand Credit Agreement with Canadian Imperial Bank of Commerce, dated March 10, 2010, which we refer to as the “Demand Credit Agreement” (approximately $1.3 million). The Demand Credit Agreement matures on May 31, 2 011, and we are currently working on renewing the facility with our lender and are reviewing options with other lenders. We will use the excess proceeds (approximately $2.3 million) for general working capital purposes. Alternatively, we may receive as proceeds from the rights offering the delivery to us of the Bridge Loans (approximately $4.1 million), in which case the balance of $3.6 million received in cash will be used for repayment of the Demand Credit Agreement (approximately $1.3 million) and the excess for general working capital purposes (approximately $2.3 million). In addition, we may incur further indebtedness, which may include additional financing arrangements with the Bridge Lenders, to fund our working capital needs prior to completion of this rights offering. In the event that we incur such indebtedness, we expect to use the proceeds from this rights offering for repayment thereof.
Bridge Lender Participation	The Bridge Lenders beneficially own in the aggregate 47,045,374 shares of our common stock, representing approximately 36% of our outstanding common stock. As such, the Bridge Lenders will receive subscription rights to purchase up to an aggregate of 24,225,760 shares of common stock (before giving effect to any oversubscriptions) in this rights offering. The Bridge Lenders have indicated to us that they intend to exercise their entire allocation of basic subscription rights, and we expect the total purchase price thereof to be approximately $2.9 million, payable by the delivery to us by the Bridge Lenders of an equivalent amount of principal and accrued and unpaid interest owed under the Bridge Loans. The rights offering is being made to the Bridge Lenders in reliance on an exemption from the registration requirements of the Securities Act of 1933, as amended. Shares issued in respect of the Bridge Lenders’ participation in t he rights offering are not covered by the registration statement of which this prospectus forms a part. The Bridge Lenders are not soliciting participation by the holders of rights in the rights offering or engaging in any other marketing or sales activity in connection therewith.

Backstop Commitment and Investment Agreement

We have entered into the Investment Agreement with the Bridge Lenders which provides for the Backstop Commitment. Pursuant to the Backstop Commitment, the Bridge Lenders have agreed to collectively backstop this rights offering by purchasing from us, at the subscription price, any shares not purchased by our existing stockholders (after giving effect to any oversubscriptions), up to 29,166,667 shares of common stock, for a total purchase price of $3.5 million. In addition to their rights to purchase shares pursuant to the rights offering and the Backstop Commitment, we have offered to the Bridge Lenders the Purchase Option, pursuant to which the Bridge Lenders have the option, in their sole discretion, to purchase from us, at the subscription price, any other shares not purchased by our existing stockholders through this rights offering.

If, after giving effect to this rights offering, the Backstop Commitment and the Purchase Option, any of Bridge Lenders shall have failed to exchange any portion of his or its Bridge Loans, we will offer such Bridge Lender the right to purchase additional shares of common stock at the subscription price (payable through the exchange of the Bridge Loans for common stock) such that each Bridge Lender shall have exchanged all of his or its Bridge Loans for shares of common stock, which offer we refer to as the “Additional Subscription Offer.” In the event the Orchard Investors collectively acquire shares having a value of less than $1.0 million based on the subscription price after giving effect to the (i) the rights offering (including any over-subscription), (ii) the Backstop Commitment, (iii) the Purchase Option and (iv) purchases by the Orchard Investors pursuant to the Additional Subscription Offer (such shortfall in the value of shares purchased below $1.0 million, the “Shortfall Amount”), we have agreed, which offer we refer to as the “Special Additional Subscription Offer,” to offer to the Orchard Investors an additional number of shares of common stock having a value equal to the Shortfall Amount (based on the subscription price) at the subscription price.

The closing of the Investment Agreement is subject to satisfaction or waiver of customary conditions, including compliance with covenants and the accuracy of representations and warranties provided in the Investment Agreement, consummation of the rights offering and the receipt of all requisite approvals and authorizations under applicable law. If all the conditions to the Investment Agreement are met, the Backstop Commitment will ensure that we raise net proceeds of $6.2 million through the offering and the Backstop Commitment. If the Bridge Lenders elect to exercise the Purchase Option, we will raise net proceeds of $7.7 million through this offering and the transactions contemplated by the Investment Agreement.

Certain Anti-Dilution Rights	Pursuant to certain securities subscription agreements we entered into on (i) March 23, 2010 for 9% convertible debentures and (ii) November 9, 2010 and December 8, 2010 for units comprised of common stock and warrants to purchase shares of common stock, which we refer to as the “Prior Subscription Agreements,” the investors under the Prior Subscription Agreements were granted certain anti-dilution rights. The closing of this rights offering and the consummation of the transactions under the Investment Agreement will result in the investors collectively receiving approximately [22,500,000] additional shares of common stock under the Prior Subscription Agreements, which we refer to as the Anti-Dilution Shares.
Subscription Agent	Bay City Transfer Agency & Registrar

For additional information concerning the rights offering, see “The Rights Offering,” beginning on page [●].

Before investing in our common stock, you should carefully read and consider the information set forth in “Risk Factors” beginning on page [●] of this prospectus and all other information appearing elsewhere and incorporated by reference in this prospectus and any accompanying prospectus supplement.

QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

Q:	What is a rights offering?
A:	A rights offering is an opportunity for you to purchase additional shares of our common stock at a fixed price and in an amount at least proportional to your existing interest in us. However, based on the transactions contemplated by the Investment Agreement, your percentage ownership of us may decrease even if you subscribe to the greatest number of shares of common stock as permitted under this rights offering. See “The Rights Offering — Shares of Common Stock Outstanding After the Rights Offering” on page [●].
Q:	Why are we engaging in a rights offering, how did we decide on a maximum aggregate gross proceeds of $8.0 million, and how will we use the proceeds from the rights offering?
A:	The purpose of this rights offering is to raise equity capital in a cost-effective manner that gives all of our stockholders the opportunity to participate. The net proceeds will be used for repayment of the Bridge Loans and the Demand Credit Agreement and general working capital purposes. We decided to raise up to approximately $8.0 million of gross proceeds based on our obligations to repay indebtedness under the Bridge Loans and Demand Credit Agreement and projected working capital, capital investment and other general corporate needs.
Q:	How was the $0.12 per share subscription price established?
A:	In setting the subscription price, we reviewed and considered a number of factors, including the amount of proceeds desired, our need for liquidity and equity capital, alternatives available to us for raising equity capital, the historic market price, the liquidity and the historic volatility of the market price of our common stock, the historic trading volume of our common stock, our business prospects, our recent and anticipated operating results, the price at which our stockholders might be willing to participate in the rights offering, the desire to provide an opportunity to our stockholders to participate in the rights offering on a pro rata basis and general conditions in the securities market. The subscription price for this rights offering was proposed to, reviewed and approved by the disinterested members of our board of directors. The subscription price is not necessarily related to the book value of our assets, net worth, past operations, cash flows, losses, financial condition, or any other established criteria for valuing us and may or may not be considered the fair value of our common stock to be offered in the rights offering. You should not assume or expect that, after the rights offering, our common shares will trade at or above the subscription price. We can give no assurance that our common shares will trade at or above the subscription price in any given time period.
Q:	Am I required to subscribe in the rights offering?
A:	No.
Q:	What is the basic subscription right?
A:	Each subscription right evidences a right to purchase [0.51494] shares of our common stock at a subscription price of $0.12 per share, which shall be paid in cash or by the delivery to us by the holder of an equivalent amount of principal and accrued and unpaid interest of indebtedness owed by us to such holder, or a combination thereof.

Q:	What is the oversubscription right?
A:	We do not expect that all of our stockholders will exercise all of their basic subscription rights. If you fully exercise your basic subscription right, the oversubscription right of each right entitles you to subscribe for additional shares of our common stock unclaimed by other holders of rights in this offering at the same subscription price per share. If an insufficient number of shares are available to fully satisfy all oversubscription right requests, the available shares will be distributed proportionately among stockholders who exercised their oversubscription rights based on the number of shares each stockholder subscribed for under its basic subscription rights. The subscription agent will return any excess payments by mail without interest or deduction promptly after the expiration of the subscription period.
Q:	Who will receive subscription rights?
A:	Holders of our common stock will receive one non-transferable subscription right for each share of common stock owned as of [●], 2011, the record date.
Q:	How many shares may I purchase if I exercise my subscription rights?
A:	You will receive one non-transferable subscription right for each share of our common stock that you owned on [●], 2011, the record date. Each subscription right evidences a right to purchase [0.51494] shares of our common stock at a subscription price of $0.12 per share, payable in cash, an equivalent amount of principal and accrued and unpaid interest of indebtedness owed by us, or a combination thereof. You may exercise any number of your subscription rights.
Q:	What happens if I choose not to exercise my subscription rights?
A:	If you choose not to exercise your subscription rights you will retain your current number of shares of common stock. As a result, the percentage of the common stock that you own will decrease and your voting rights and other rights will be diluted.
Q:	Do you need to achieve a certain participation level in order to complete the rights offering?
A:	No. We may choose to consummate, amend, extend or terminate the rights offering regardless of the number of shares actually purchased.
Q:	Can you terminate the rights offering?
A:	Yes. Our board of directors may decide to terminate the rights offering at any time prior to the expiration of the rights offering, for any reason. If we cancel the rights offering, any money or indebtedness received from subscribing stockholders will be refunded as soon as practicable, but no later than 10 business days from the announcement that the rights offering is terminated, without interest or a deduction on any payments refunded to you under the rights offering. See “The Rights Offering — Expiration of the Rights Offering and Extensions, Amendments and Termination.”
Q:	May I transfer my subscription rights if I do not want to purchase any shares?
A:	No. Should you choose not to exercise your rights, you may not sell, give away or otherwise transfer your rights. However, rights will be transferable to affiliates of the recipient (i.e. entities which control the recipient or are controlled by or under common control with the recipient) and by operation of law, for example, upon the death of the recipient.

Q:	When will the rights offering expire?
A:	The subscription rights will expire and will have no value, if not exercised prior thereto, at 5:00 p.m., New York City time, on [●], 2011, unless we decide to extend the rights offering expiration date until some later time or terminate it earlier. See “The Rights Offering — Expiration of the Rights Offering and Extensions, Amendments and Termination.” The subscription agent must actually receive all required documents and payments in cash, or by the delivery to us by the holder of an equivalent amount of principal and accrued and unpaid interest of indebtedness owed by us to such holder, or a combination thereof, before the expiration date. There is no maximum duration for the rights offering.
Q:	How do I exercise my subscription rights?
A:	You may exercise your subscription rights by properly completing and executing your rights certificate and delivering it, together in full with the subscription price for each share of common stock you subscribe for, to the subscription agent on or prior to the expiration date. If you use the mail, we recommend that you use insured, registered mail and return receipt requested. If you cannot deliver your rights certificate to the subscription agent on time, you may follow the guaranteed delivery procedures described under “The Rights Offering — Guaranteed Delivery Procedures” beginning on page [●].
Q:	What should I do if I want to participate in the rights offering but my shares are held in the name of my broker, custodian bank or other nominee?
A:	If you hold our common stock through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of the rights offering. If you wish to exercise your rights, you will need to have your broker, custodian bank or other nominee act for you. To indicate your decision, you should complete and return to your broker, custodian bank or other nominee the form entitled “Beneficial Owner Election Form.” You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. You should contact your broker, custodian bank or other nominee if you believe you are entitled to participate in the rights offering but you have not received this form.
Q:	What should I do if I want to participate in the rights offering, but I am a stockholder with a foreign address or a stockholder with an Army Post Office or Fleet Post Office address?
A:	The subscription agent will not mail rights certificates to you if you are a stockholder whose address is outside the United States or if you have an Army Post Office or a Fleet Post Office address. To exercise your rights, you must notify the subscription agent prior to 11:00 a.m., New York City time, at least three business days prior to the expiration date, and establish to the satisfaction of the subscription agent that you are permitted to exercise your subscription rights under applicable law. If you do not follow these procedures by such time, your rights will expire and will have no value.
Q:	Will I be charged a sales commission or a fee if I exercise my subscription rights?
A:	We will not charge a brokerage commission or a fee to rights holders for exercising their subscription rights. However, if you exercise your subscription rights through a broker, dealer or nominee, you will be responsible for any fees charged by your broker, dealer or nominee.
Q:	Has the board of directors made a recommendation regarding the rights offering?
A:	Neither the Company nor our board of directors is making any recommendation as to whether you should exercise your subscription rights. You are urged to make your decision based on your own assessment of the rights offering, after considering all of the information herein, including the “Risk Factors” section of this prospectus, and your best interests.

Q:	May stockholders in all states participate in the rights offering?
A:	Although we intend to distribute the rights to all stockholders, we reserve the right in some states to require stockholders, if they wish to participate, to state and agree upon exercise of their respective rights that they are acquiring the shares for investment purposes only, and that they have no present intention to resell or transfer any shares acquired. Our securities are not being offered in any jurisdiction where the offer is not permitted under applicable local laws.
Q:	Is the exercise of my subscription rights risky?
A:	The exercise of your subscription rights involves significant risks. Exercising your rights means buying additional shares of our common stock and should be considered as carefully as you would consider any other equity investment. Among other things, you should carefully consider the risks described under the heading “Risk Factors,” beginning on page [●].
Q:	How many shares of our common stock will be outstanding after the rights offering?
A:	The number of shares of our common stock that will be outstanding after the rights offering will depend on the number of shares that are purchased in the rights offering and pursuant to the Investment Agreement. If we sell all of the shares being offered in the rights offering, the Additional Subscription Offer and the Special Additional Subscription Offer, then we will issue approximately [100,612,465] shares of common stock. In that case, we will have approximately [230,076,232] shares of common stock outstanding after the rights offering, the consummation of the transactions contemplated by the Investment Agreement, and after giving effect to the issuance of the Anti-Dilution Shares. This would represent an increase of approximately [78%] in the number of outstanding shares of common stock. See “The Rights Offering — Shares of Common Stock Outstanding After the Rights Offering” on page [●].
Q:	What will be the proceeds of the rights offering?
A:	If we sell all the shares being offered, we will receive net proceeds of approximately $7.7 million in cash, or by the delivery to us by the holder of an equivalent amount of principal and accrued and unpaid interest of indebtedness owed by us to such holder, or a combination thereof. We are offering shares in the rights offering with no minimum purchase requirement. In the event we receive $7.7 million of cash as net proceeds from the rights offering, then we will use a portion of the proceeds received by us to repay the outstanding amounts due under the Bridge Loans (approximately $4.1 million) and the Demand Credit Agreement (approximately $1.3 million). The Demand Credit Agreement matures on May 31, 2011, and we are currently working on renewing the facility with our lender and are reviewing options with other lenders. We will use the excess proceeds (approximately $2.3 million) for general working capital purposes. Alternatively, we may receive as proceeds from the rights offering the delivery to us of the Bridge Loans (approximately $4.1 million), in which case the balance of $3.6 million received in cash will be used for repayment of the Demand Credit Agreement (approximately $1.3 million) and the excess for general working capital purposes (approximately $2.3 million). In addition, we may incur further indebtedness, which may include additional financing arrangements with the Bridge Lenders, to fund our working capital needs prior to completion of this rights offering. In the event that we incur such indebtedness, we expect to use the proceeds from this rights offering for repayment thereof.
Q:	After I exercise my rights, can I change my mind and cancel my purchase?
A:	No. Once you exercise and send in your subscription rights certificate and payment, as provided herein, you cannot revoke the exercise of your subscription rights, even if you later learn information about us that you consider to be unfavorable and even if the market price of our common stock falls below the $0.12 per share subscription price. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at a price of $0.12 per share. See “The Rights Offering — No Revocation or Change.”

Q:	What are the material U.S. Federal income tax consequences of exercising my subscription rights?
A:	A holder will not recognize income or loss for U.S. Federal income tax purposes in connection with the receipt or exercise of subscription rights in the rights offering. For a detailed discussion, see “Certain Material U.S. Federal Income Tax Consequences.” You should consult your tax advisor as to the particular consequences to you of the rights offering.
Q:	If the rights offering is not completed, for any reason, will my subscription payment be refunded to me?
A:	Yes. If the rights offering is not completed, for any reason, any cash received from subscribing stockholders will be refunded as soon as practicable, without interest or deduction, and any indebtedness received from subscribing stockholders, which will accrue interests in accordance with its terms while held by the subscription agent, will be returned as soon as practicable, without deduction.
Q:	If I exercise my subscription rights, when will I receive shares of common stock I purchased in the rights offering?
A:	We will deliver certificates representing the shares of our common stock purchased in the rights offering as soon as practicable after the expiration of the rights offering and after all pro rata allocations and adjustments have been completed. We will not be able to calculate the number of shares to be issued to each exercising holder until 5:00 p.m., New York City time, on the third business day after the expiration date of the rights offering, which is the latest time by which subscription rights certificates may be delivered to the subscription agent under the guaranteed delivery procedures described under “The Rights Offering — Guaranteed Delivery Procedures.”
Q:	To whom should I send my forms and payment?
A:	If your shares are held in the name of a broker, dealer or other nominee, then you should send your subscription documents, rights certificate and payment in cash or by the delivery to us by the holder of an equivalent amount of principal and accrued and unpaid interest of indebtedness owed by us to such holder, or a combination thereof, to that record holder. If you are the record holder, then you should send your subscription documents, rights certificate and payment, as provided herein, by hand delivery, first class mail or courier service to Bay City Transfer Agency & Registrar, the subscription agent. The address for delivery to the subscription agent is as follows:
Bay City Transfer Agency & Registrar 300 Center Avenue, Suite 202B Bay City, MI 48708
Your delivery to a different address or other than by the method set forth above will not constitute valid delivery.
Q:	What if I have other questions?
A:	If you have other questions about the rights offering, please contact us at Environmental Solutions Worldwide, Inc., 335 Connie Crescent, Concord, Ontario, Canada L4K 5R2 or by telephone at (905) 695-4142.

RISK FACTORS

Investing in our common stock involves risks. You should carefully consider the risks described below and under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2010 and all of the other information contained in, or incorporated by reference into, this prospectus before you make a decision to participate in the offering and purchase shares of our common stock. If any of these risks occur, our business, financial condition or results of operations could suffer, and you could lose part or all of your investment.

Risks Associated with the Offering

If the rights offering and the transactions contemplated by the Investment Agreement are not consummated or we are not able to obtain alternative financing, we may not have an immediate source of funds to meet our working capital requirements and to satisfy our repayment obligations under the Bridge Loans and the Demand Credit Agreement.

We have limited funds and are dependent upon the consummation of the rights offering and the transactions contemplated by the Investment Agreement to fund our working capital needs. If we fail to consummate this rights offering or the transactions contemplated by the Investment Agreement, we may not be able to execute our current business plan and fund business operations long enough to achieve profitability. Our ultimate success is therefore dependent upon our ability to raise additional capital through this rights offering and the transactions contemplated by the Investment Agreement.

Moreover, we are dependent upon the consummation of the rights offering and the transactions contemplated by the Investment Agreement to fulfill our obligations under the Bridge Loans and the Demand Credit Agreement. We have incurred an aggregate of $4.1 million of indebtedness under the Bridge Loans, and as of May 10, 2011, we have outstanding indebtedness under the Demand Credit Agreement of $1.3 million. The Bridge Loans mature on the earlier of the consummation of this rights offering and June 17, 2011. The Demand Credit Agreement matures on May 31, 2011, and we are currently working on renewing the facility with our lender and are reviewing options with other lenders. In the absence of deleveraging our balance sheet and restructuring our capital structure (whether as a result of this rights offering and the Investment Agreement or otherwise), we may not have sufficient liquidity to satisfy our obligations under the Demand Credit Agreement and the Bridge Loans and to continue our current operations. In this event, we could face a default and acceleration of our debt and other obligations.

There can be no assurance that this rights offering or the transactions contemplated by the Investment Agreement will be consummated. If we fail to consummate this rights offering and the transactions contemplated by the Investment Agreement, we will be forced to seek alternative sources of capital to support our business operations. Future financings through equity investments are likely to be dilutive to existing stockholders. Also, the terms of securities we may issue in future capital transactions may be more favorable for our new investors. Newly issued securities may include preferences, superior voting rights, the issuance of warrants or other derivative securities, and the issuance of incentive awards under equity employee incentive plans, which may have additional dilutive effects to existing stockholders. Further, we may incur substantial costs in pursuing future capital and/or financing, including investment banking fees, legal fees, accounting fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we may issue, such as convertible notes and warrants, which will adversely impact our financial condition and results of operations.

Our ability to obtain needed financing may be impaired by such factors as the condition of the economy and capital markets, both generally and specifically in our industry, and the fact that we are not profitable, which could impact the availability or cost of future financings.

If the amount of capital we are able to raise from financing activities, together with our revenues and cash flows from operations, is not sufficient to satisfy our capital needs, we may be required to cease operations.

Our auditor has expressed substantial doubt as to our ability to continue as a going concern.

Based on our experience of negative cash flows from operations and our dependency upon future financing, our auditor has expressed substantial doubt as to our ability to continue as a going concern.

We have sustained recurring operating losses. As of December 31, 2010, we had an accumulated deficit of $44.0 million and cash and cash equivalents of $0.1 million and were in violation of certain financial covenants under the Demand Credit Agreement for which a waiver was obtained. There can be no assurance that we will be successful in achieving sufficient cash flow from operations in the near future and there can be no assurance that we will either achieve or maintain profitability in the future. As a result, there is substantial doubt regarding our ability to continue as a going concern. We will require additional financing to fund our continuing operations. We have sought additional funds through the Bridge Loans, this rights offering and the Investment Agreement. Our ability to continue as a going concern is dependent on obtaining additional financing and achieving and maintaining a profitable level of operations. The outcome of these matters cannot be predicted at this time, and we can provide no assurance that we will be able to raise additional funds.

Even if we are able to raise additional cash or obtain financing through the public or private sale of debt or equity securities, funding from joint-venture or strategic partners, debt financing or short-term loans, the terms of such transactions may be unduly expensive or burdensome to us or disadvantageous to our existing stockholders.

We may need additional financing after completion of this rights offering, which may be unavailable or costly.

Even if we are successful in consummating this rights offering and the transactions contemplated by the Investment Agreement, our ability to meet our financial projections and obligations will then depend on our ability to achieve our operating plan.

We may be unable to implement certain elements of our operating plan following completion of this rights offering due to continuing pressures on our operating cash flow. Our ability to achieve and sustain operating profitability will depend on many factors, including actions taken by regulatory bodies relating to the verification and certification of our products, the extent to which our products obtain market acceptance, the timing and size of customer purchases, and customers and distributors concerns about the stability of our business which could cause them to seek alternatives to our products. Our sales are unpredictable in light of the highly competitive environment that is focused on federal and state-level public budgets. If we receive a large order (defined by management as one in which monthly production and deliveries would exceed $2 million), we will need to either negotiate extremely favorable payment terms providing for at least some advance payment or we will need to obtain either debt or equity financing to allow us to meet our working capital needs. In addition, our business, our future performance and our liquidity will be affected by general industry and market conditions and growth rates and general economic and political conditions, including the global economy and other future events.

Consequently, we may have to raise additional funds, which may be costly, to operate our business and provide other needed capital, and we may be unable to do so on favorable terms or at all. Our actual funding requirements could vary materially from our current estimates. We base our financial projections on assumptions that we believe are reasonable but which contain significant uncertainties that could affect our business, our future performance and our liquidity. If we are unable to access the capital and commercial bank credit markets, obtain additional equity capital, sell assets or otherwise raise additional financing in a timely manner, our financial condition and ability to operate our business will be significantly affected and one possible outcome may be bankruptcy or insolvency.

In addition, our senior management has spent, and will continue to spend, significant time managing these liquidity and other planning issues, which diverts management’s attention from operational and other business concerns and could negatively affect our results of operations.

In the past, we have failed to meet certain covenants included in the Demand Credit Agreement. If we are unable to raise sufficient funds through this rights offering, restructure the Demand Credit Agreement or find alternative financing, we would encounter difficulties in funding our operations, which would have a material adverse affect on our business, financial condition and results of operations.

We have relied upon the Demand Credit Agreement to meet a portion of our working capital requirements. As of May 10, 2011, we had $1.3 million of outstanding indebtedness under the Demand Credit Facility. Borrowings under the facility are limited to a percentage of accounts receivable plus a percentage of inventories (capped at $ 1 million or 50% of the accounts receivable portion) less any prior ranking claims. The Demand Credit Agreement contains covenants regarding our maintenance of an adjusted net worth of $4.0 million and an adjusted current ratio of at least 1.25 to 1. From November 8, 2010 through December 31, 2010, we received waivers of certain financial covenants under the Demand Credit Agreement. Without the waivers, we would not have been in compliance with the covenants. We are dependent upon this rights offering or alternative equity financing to comply with the terms of the Demand Credit Agreement. The credit facility expires on May 31, 2011, and we are currently working on renewing the facility with our lender and are reviewing options with other lenders. We cannot assure you that we ultimately reach an agreement with a bank or that such agreement will be on favorable terms to us. Our ability to restructure or refinance the Demand Credit Agreement depends on the condition of the capital markets and our financial condition. Any refinancing of the Demand Credit Agreement could be at higher interest rates and may require us to comply with different covenants, which could restrict our business operations.

If we are unsuccessful in restructuring the Demand Credit Agreement or in finding a suitable alternative, the lender could accelerate all of our outstanding debt and we would encounter difficulties in funding our operations. As a result, we could be required to dispose of material assets or operations or raise alternative funding through the issuance of debt or equity securities. There is no assurance that we would be able to consummate such dispositions or that we will be able to raise additional cash or obtain financing through the public or private sale of debt or equity securities in terms that are favorable to us or advantageous to our existing shareholders.

If we fail to restructure or otherwise repay our debt, or if we are required to use a significant portion or all of our cash and current assets to repay our debt, our business, financial condition and results of operations would be materially adversely affected.

The subscription price is not an indication of our value.

The subscription price does not necessarily bear any relationship to the book value of our assets, to our operations, cash flows or financial condition, or to any other established criteria for value. You should not consider the subscription price an indication of our value or any assurance of future value. After the date of this prospectus, our common stock may trade at prices above or below the subscription price.

Your interest in us will be diluted as a result of this offering and the transactions contemplated by the Investment Agreement.

Stockholders who do not fully exercise their rights should expect that they will, at the completion of this offering, own a smaller proportional interest in us than would otherwise be the case had they fully exercised their rights. In addition, all stockholders will own a smaller proportional interest in us than they owned prior to the offering as a result of the Anti-Dilution Shares and if the Additional Subscription Offer and/or the Special Additional Subscription Offer are triggered. See “— Following the offering and the consummation of the transaction contemplated by the Investment Agreement, the Bridge Lenders are likely to continue controlling a substantial ownership stake in us and will be able to exert significant influence on our affairs and actions, including matters submitted for a stockholder vote” on page [●] and “The Rights Offering — Shares of Common Stock Outstanding After the Rights Offering” on page [●].

This offering may cause the price of our common stock to decrease.

The subscription price per share is lower than the average of the closing sales prices of our common stock over the thirty (30) trading day period ended [●], 2011. The subscription price, together with the number of shares of common stock we propose to issue and ultimately will issue if this offering is completed, may result in an immediate decrease in the market value of our common stock. This decrease may continue after the completion of this offering. If that occurs, you may have committed to buy shares of common stock in the rights offering at a price greater than the prevailing market price. Further, if a substantial number of rights are exercised and the holders of the shares received upon exercise of those rights choose to sell some or all of those shares, the resulting sales could depress the market price of our common stock. There is no assurance that following the exercise of your rights you will be able to sell your common stock at a price equal to or greater than the subscription price.

You could be committed to buying shares of common stock above the prevailing market price.

Once you exercise your rights, you may not revoke such exercise even if you later learn information that you consider to be unfavorable to the exercise of your rights. Our shares of common stock are traded on the OTCQB under the symbol “ESWW” and the Frankfurt Stock Exchange under the symbol “EOW.” On [●], 2011, the last trading day before the commencement of this offering, the closing sales price of our shares of common stock was $[●] per share. We cannot assure you that the market price of our shares of common stock will not decline prior to the expiration of this offering or that, after shares of common stock are issued upon exercise of rights, a subscribing rights holder will be able to sell shares of common stock purchased in this offering at a price greater than or equal to the subscription price. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at the subscription price.

The subscription rights are non-transferable and there is no market for the subscription rights.

Other than in very limited circumstances, you may not sell, give away or otherwise transfer your subscription rights. Because the subscription rights are non-transferable, there is no market or other means for you to directly realize any value associated with the subscription rights. You must exercise the subscription rights and acquire additional shares of our common stock to realize any value.

There can be no guarantee that the transactions contemplated by the Investment Agreement will be consummated.

The Backstop Commitment is subject to certain conditions. See “The Investment Agreement.” If those conditions are not met, the Bridge Lenders will not be obligated to purchase any shares of our common stock through the Backstop Commitment. Consequently, there can be no guarantee that the transactions contemplated by the Investment Agreement will be consummated and that 66,666,667 shares will be issued in connection with this offering. When deciding whether to purchase additional shares of our common stock in the offering, you should not assume that we will receive the minimum level of funding associated with the Backstop Commitment.

If you exercise your subscription rights, you may be unable to sell any shares you purchase at a profit and your ability to sell may be delayed by the time required to deliver the shares to you.

The public trading price of our common stock may decline after you elect to exercise your subscription rights. If that occurs, you will have committed to buy shares of common stock at a price above the prevailing market price and you will have an immediate unrealized loss. Moreover, we cannot assure you that following the exercise of the subscription rights you will be able to sell your shares of common stock at a price equal to or greater than the subscription price. Until shares are delivered after completion of the offering, you may not be able to sell the shares of our common stock that you purchase in the offering. Shares of our common stock purchased in the offering will be delivered as soon as practicable after completion of the offering. We will not pay you interest on any funds delivered to the subscription agent pursuant to the exercise of subscription rights.

We may cancel the offering at any time. If we cancel the offering, neither we nor the subscription agent will have any obligation to you except to return your subscription payments.

We may unilaterally cancel the offering at any time in our sole discretion. If we cancel the offering, the subscription rights will be void and will have no value, and neither we nor the subscription agent will have any obligation with respect to the subscription rights except to return, without interest or penalty, any subscription payments actually received.

To exercise your subscription rights, you must act promptly and follow the subscription instructions carefully.

If you desire to purchase shares of our common stock in the offering, you must act promptly to ensure that all required forms and payments are actually received by the subscription agent at or prior to 5:00 p.m., New York City time, on [●], 2011, the current expiration date of the offering. If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to your desired transaction, the subscription agent may, depending on the circumstances, reject your subscription or accept it to the extent of the payment received. Neither we nor the subscription agent has any obligation to contact you concerning, or attempt to correct, an incomplete or incorrect subscription form or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures. Please see “The Offering” for additional details regarding exercise of your subscription rights.

Following the offering and the consummation of the transaction contemplated by the Investment Agreement, the Bridge Lenders may be able to exert significant influence on, or may control, our affairs and actions, including matters submitted for a stockholder vote.

The Bridge Lenders collectively own 47,045,374 shares of common stock, which is equivalent to 36% of the currently issued and outstanding common stock as of [●], 2011 on an undiluted basis. As such, all or some of these shareholders if they act as a group may be able to control aspects of our business operations including the election of board members the acquisition or disposition of assets and the future issuance of shares.

If transactions contemplated by the Investment Agreement are consummated and the Bridge Lenders purchase the maximum percentage of our common stock pursuant to the Investment Agreement, assuming full subscription of the rights offering by all stockholders, the Bridge Lenders will own [39%] of our outstanding common stock following the closing of the offering and the consummation of the transactions contemplated by the Investment Agreement. If no stockholders subscribe for shares in this rights offering (other than the Bridge Lenders) and if the Bridge Lenders exercise their option to purchase all shares offered in this right offering, the Bridge Lenders will own [52%] of our outstanding common stock following the closing of the offering and the consummation of the transactions contemplated by the Investment Agreement.

As a result, the Bridge Lenders, if they act as a group, will have considerable influence over, or may control, our corporate affairs and actions, including matters submitted for a stockholder vote. The interests of the Bridge Lenders may be different than your interests.

Following the offering and the consummation of the transaction contemplated by the rights offering, we will issue additional shares in connection with prior offerings which will cause additional dilution.

Pursuant to certain securities subscription agreements we entered into in March 2010, we issued $3 million of 9% convertible debentures to five accredited investors which have since been converted into 6.0 million shares of our common stock. Additionally, in November 2010 and December 2010, we completed an offering in the aggregate of $600,000 to one accredited investor whereby we issued units comprised of 1.5 million shares of common stock and a like number of warrants to purchase 1.5 million shares of common stock. The investors under these prior subscription agreements were granted certain anti-dilution rights and will receive approximately [22,500,000] of additional shares of common stock as a result of this rights offering.

Risks Associated with an Investment in Our Common Stock

The price of our common stock has been highly volatile.

During 2010, our common stock traded as low as $0.16 per share and as high as $0.86 per share. Some of the factors leading to the volatility include:

•	price and volume fluctuation in the stock market at large and market conditions which are not necessarily related to our operating performance;
•	fluctuation in our operating results;
•	concerns about our ability to finance continuing operations;
•	financing arrangements which may require the issuance of a significant number of shares in relation to the number of shares of our common stock currently outstanding;
•	announcements of agreements, technological innovations, certification/verifications or new products which we or our competitors make;
•	costs and availability of precious metals used in the production of our products; and
•	fluctuations in market demand and supply of our products.

Our common stock is currently traded on the OTC Markets – OTCQB Tier and the Frankfurt Stock Exchange and an investor’s ability to trade our common stock may be limited by trading volume.

The trading volume in our common stock has been relatively limited. A consistently active trading market for our common stock may not continue on the OTC Markets or the Frankfurt Stock Exchange. The average daily trading volume of our common stock for the year ended December 31, 2010 was approximately 24,796 shares. Our common stock started trading on the Frankfurt Exchange on March 16, 2007, and as such, we have a limited trading history and there can be no assurances that there will be increased liquidity in our common stock.

Our board of directors may explore alternative listings of our common stock if deemed beneficial to our shareholders. If we were to seek an alternative listing of our common stock, we may incur significant expenditures beyond those anticipated for general business operations.

Our stock was previously quoted on the OTCBB under the symbol “ESWW.OB”. On February 23, 2011, our common stock was removed from the OTCBB automated quotation system. Our common stock along with the securities of over 600 other issuers were deleted from the OTCBB due to the quotation inactivity by the Market Makers of the respective issuers affected under Exchange Act Rule 15c2-11.

We may issue more shares which would result in substantial dilution.

Our certificate of incorporation authorizes the issuance of a maximum of 250,000,000 shares of common stock. As of [●], 2011, we have [129,463,767] issued and outstanding shares of common stock. In the future, we may engage in equity financings which may result in the issuance of additional securities without stockholder approval and may result in substantial dilution in the percentage of our common stock held by our then existing stockholders. Moreover, the common stock issued in any such financing may be valued on an arbitrary or non-arm’s-length basis by our management, resulting in an additional reduction in the percentage of common stock held by our then existing stockholders. Our board of directors has the power to issue any or all of such authorized but unissued shares without stockholder approval. To the extent that additional shares of common stock are issued in connection with an equity financing, dilution to the interests of our stockholders will occur and the rights of the holders of common stock might be materially adversely affected. In addition, we may issue additional shares of common stock pursuant to our equity incentive plans, pursuant to which we have reserved up to 5,000,000 shares of common stock for issuance. The issuance of shares under our plans will result in a dilution of your investment.

We do not expect to pay dividends on our common stock and investors will only be able to receive cash in respect of their shares of common stock upon the sale of their shares.

We have never paid any cash dividends on our common stock, and we have no intention in the foreseeable future to pay any cash dividends on our common stock. Therefore, an investor in our common stock will obtain an economic benefit from the common stock only after an increase in its trading price and only by selling the common stock.

Our stockholders have approved a reverse stock split and a reverse stock split could have certain adverse effects.

In September 2010, our stockholders approved an amendment of our articles of incorporation at the discretion of the board of directors to effect a combination of our shares of common stock, or reverse stock split, at a ratio of up to eight shares of common stock converted into one share of common stock with the par value remaining the same. The authorization to permit our board of directors the discretion to effectuate a reverse split will be limited to certain instances where our board of directors in its best judgment determines that a reverse split will be beneficial to us and our shareholders for business opportunities in the future or for potential listings on a new exchange that is intended to provide greater liquidity in shares of our common stock. In the proposed share combination, the par value of our common stock and the amount of authorized stock will not change. All the fractional shares resulting from a combination would be rounded up to the nearest whole share.

A reverse stock split could have certain adverse consequences, including:

•	If the reverse stock split is effected and the market price of our common stock declines, the percentage decline may be greater than would occur in the absence of a reverse stock split.
•	There can be no assurance that the total market capitalization of our common stock (the aggregate value of all our common stock at the then market price) after a reverse stock split is implemented will be equal to or greater than the total market capitalization before a reverse stock split or that the per share market price of our common stock following the implementation of a reverse stock split will increase in proportion to the reduction in the number of shares of our common stock outstanding before a reverse stock split.
•	If the reverse stock split is effected, the resulting per-share stock price may not attract institutional investors or investment funds and may not satisfy the investing guidelines of such investors and, consequently, the trading liquidity of our common stock may not be improved. While the Board of Directors may believe that a higher stock price may help generate investor interest, there can be no assurance that the implementation of a reverse stock split will result in a per-share price that will attract institutional investors or investment funds or that such share price will satisfy the investing guidelines of institutional investors or investment funds. As a result, the trading liquidity of our common stock may not necessarily improve.
•	Since the number of issued and outstanding shares of common stock would decrease as result of the reverse stock split, the number of authorized but unissued shares of common stock may increase on a relative basis. If we issue additional shares of common stock, the ownership interest of our current stockholders would be diluted, possibly substantially.
•	The proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect. For example, the issuance of a large block of common stock could dilute the stock ownership of a person seeking to effect a change in the composition of the board of directors or contemplating a tender offer or other transaction for the combination of the company with another company.
•	The reverse stock split may result in some stockholders owning “odd lots” of less than 100 shares of common stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares.

The Company

We are engaged in the design, development, manufacture and sale of environmental and emission technologies. We are currently focused on the international medium duty and heavy duty diesel engine market for on-road and off-road vehicles as well as the utility engine, mining, marine, locomotive and military industries. We also offer engine and after treatment emissions verification testing and certification services.

Our focus is to be a leading player in the environmental emissions market by providing leading-edge catalyst technology as well as best-in-class engine and vehicle emissions testing services. Our strategy is centered on indentifying and deploying resources against our “sweet-spot” products, where we have indentified our core competencies and differentiation in the marketplace. Our core geographical focus is North America and we will opportunistically explore business development opportunities in other markets if accretive to us in the short term. By focusing financial, human and intellectual capital on our core competencies and markets, we are targeting profitable growth in the short term and value creation for our shareholders over the long term.

We were incorporated in the State of Florida in 1987. Our principal executive offices are located at 335 Connie Crescent, Concord, Ontario, Canada L4K 5R2. Our telephone number is (905) 695-4142. Our web site is www.cleanerfuture.com. Information contained on our web site does not constitute a part of this prospectus.

The Bridge Loans

Effective February 17, 2011 and April 27, 2011, we became party to certain note subscription agreements and issued unsecured subordinated promissory notes to each of the Bridge Lenders. Pursuant to these note subscription agreements and promissory notes, the Bridge Lenders agreed to make, and made, loans to us in the principal aggregate amount of $4.0 million subject to the terms and conditions set forth therein. The Bridge Loans bear interest at a rate of 10% per annum, payable in-kind on a monthly basis. The maturity date of the Bridge Loans is the earlier of: (i) the consummation of a Qualified Offering, or (ii) June 17, 2011, which we refer to as the “Outside Date.”

The Bridge Loans provide that, if, prior to the payment of all principal or accrued interest, we close a Qualified Offering on or prior to the maturity date, then each Bridge Lender shall either (i) exchange any outstanding Bridge Loans then held by him or it for the subscription price as payment by the Bridge Lender of the subscription price therefor or (ii) purchase for cash an equivalent number of shares of common stock. The Bridge Loans also provide that, in the event the Qualified Offering closes on or prior to the Outside Date and for any reason a Bridge Lender shall have failed to exchange in the Qualified Offering any and all principal or accrued interest outstanding under its Bridge Loans and such Bridge Lender wishes to exchange its Bridge Loans for common stock at the subscription price, then we have agreed to offer such Bridge Lender an immediate right to purchase additional shares of our common stock at such price (payable through the exchange of Bridge Loans for common stock), so that all principal and accrued interest outstanding under the Bridge Loans shall have been exchanged for shares of common stock at such price. In addition, the Bridge Loans provide that, in the event the Qualified Offering closes on or prior to the Maturity Date and, for any reason, the Orchard Investors collectively shall have failed to have invested at least $1.0 million in the Qualified Offering or pursuant to exchange of their Bridge Loans and the Orchard Investors wish to invest the balance of such $1.0 million aggregate amount to purchase common stock at the subscription price, then we will be required to offer to the Orchard Investors the immediate right to invest the balance of such investment amount to purchase additional shares of common stock at the subscription price, so that in the aggregate, the Orchard Investors shall collectively invested such $1.0 million amount.

If we do not consummate this rights offering and the transactions contemplated by the Investment Agreement before June 17, 2011, then the Bridge Lenders at their sole discretion, may require us to refrain from making any and all payments on any of the outstanding principal and accrued interest outstanding under the Bridge Loans; however, we will not be prohibited from paying any accrued interest in-kind through the issuance of substantially similar Bridge Loans, at any time. The Bridge Lenders at their sole discretion may extend the maturity date beyond June 17, 2011. Any Bridge Loans sent to us for payment of shares in connection with this rights offering will continue to accrue interest in accordance with terms thereof while held by the subscription agent.

Proceeds of the Bridge Loans, along with available cash, was used to fund working capital, planned capital investments, repayment of our Demand Credit Agreement and other general corporate purposes. With the proceeds of the Bridge Loans, we regained compliance with covenant obligations under the Demand Credit Agreement for which we had previously obtained waivers of covenant obligations that expired February 15, 2011.

The Investment Agreement

The Backstop Commitment

We have entered into the Investment Agreement with the Bridge Lenders, which provides for the Backstop Commitment. Pursuant to the Backstop Commitment, the Bridge Lenders have agreed to collectively backstop the rights offering by purchasing from us, at the subscription price, any shares of common stock not purchased by our existing stockholders (after giving effect to any oversubscriptions), up to 29,166,667 shares of common stock, for a total purchase price of $3.5 million. We have also offered to the Bridge Lenders the Purchase Option, pursuant to which the Bridge Lenders have the option, in their sole discretion, to purchase from us, at the subscription price, any other shares not purchased by our existing stockholders through this rights offering.

In addition, if, after giving effect to this rights offering, the Backstop Commitment and the Purchase Option, any of the Bridge Lenders shall have failed to exchange any portion of his or its Bridge Loans, we have agreed to the Additional Subscription Offer, pursuant to which the Bridge Lenders have the right to purchase additional shares of common stock at the subscription price (payable through the exchange of the Bridge Loans for common stock) such that each Bridge Lender shall have exchanged all of his or its Bridge Loans for shares of common stock.

Further, in the event the Orchard Investors collectively acquire shares having a value of less than $1.0 million based on the subscription price after giving effect to the (i) the rights offering (including any over-subscription), (ii) the Backstop Commitment, (iii) the Purchase Option and (iv) purchases by the Orchard Investors pursuant to the Additional Subscription Offer, we have agreed to provide the Orchard Investors with the Special Additional Subscription Offer, purusant to which the Orchard Investors have the right to purcahse an additional number of shares of common stock having a value equal to the Shortfall Amount (based on the subscription price) at the subscription price.

If all the conditions to the Investment Agreement are met, the Backstop Commitment will ensure that we raise net proceeds through the offering and the Backstop Commitment of $6.2 million in cash or by the delivery to us by the holder of an equivalent amount of principal and accrued and unpaid interest of idebtedness, or a combination thereof. If the Bridge Lenders elect to exercise the Purchase Option, we will raise net proceeds of $7.7 million through this offering and the transactions contemplated by the Investment Agreement.

Closing Conditions

The closing of the Investment Agreement is subject to satisfaction or waiver of customary conditions, including compliance with covenants and the accuracy of representations and warranties provided in the Investment Agreement, consummation of the rights offering and the receipt of all requisite approvals and authorizations under applicable law.

Termination

The Investment Agreement may be terminated at any time prior to the closing of the Backstop Commitment and the Additional Subscription Rights, if any:

•	by mutual written agreement of the Bridge Lenders and us;
•	by either party, in the event this rights offering does not close; and
•	by either party, if any governmental entity shall have taken action prohibiting any of the contemplated transactions.

Indemnification

We have agreed to indemnify the Bridge Lenders and their affiliates and each of their respective officers, directors, partners, employees, agents and representatives for losses arising out of (1) our breach of any representation or warranty set forth in the Investment Agreement, (2) this rights offering, or (3) claims, suits or proceedings challenging the authorization, execution, delivery, performance or termination of this rights offering, the Investment Agreement, or any of the transactions contemplated thereby (other than any such losses attributable to the acts, errors or omissions on the part of the Bridge Lenders in violation of the Investment Agreement).

Registration Rights

Concurrent with the closing of the Investment Agreement, we will enter into a registration rights agreement with the Bridge Lenders to provide certain customary registration rights. Specifically, the Bridge Lenders will be entitled to demand and “piggyback” registration rights under the Securities Act of 1933, as amended, with respect to the shares of common stock purchased under the Investment Agreement and any other securities owned by the Bridge Lenders.

The Rights Offering

Subscription Rights

Basic Subscription Rights

We will distribute to each holder of our common stock who is a record holder of our common stock on the record date, which is [●], 2011, at no charge, one non-transferable subscription right for each share of common stock owned as of the record date. As of the record date, an aggregate of [129,463,767] shares of our common stock were outstanding.

The subscription rights will be evidenced by non-transferable subscription rights certificates. Each subscription right will entitle the rights holder to purchase [0.51494] shares of our common stock at a price of $0.12 per share, the subscription price, which shall be paid in cash or by the delivery to us by the holder of an equivalent amount of principal and accrued and unpaid interest of indebtedness owed by us to such holder, or a combination thereof, upon timely delivery of the required documents and payment of the subscription price. We will not issue fractional shares, but rather will round down the aggregate number of shares you are entitled to receive to the nearest whole share. Any excess payment will be returned to you promptly without interest or deduction. If rights holders wish to exercise their subscription rights, they must do so prior to 5:00 p.m., New York City time, on [●], 2011, the expiration date for the rights offering, subject to extension. After the expiration date, the subscription rights will expire and will have no value. See below “— Expiration of the Rights Offering and Extensions, Amendments and Termination.” You are not required to exercise any or all of your subscription rights.

The Bridge Lenders beneficially own in the aggregate 47,045,374 shares of our common stock, representing approximately 36% of our outstanding common stock. As such, the Bridge Lenders will receive subscription rights to purchase up to an aggregate of 24,225,760 shares of common stock (before giving effect to any oversubscriptions) in this rights offering. The Bridge Lenders have indicated to us that they intend to exercise their entire allocation of basic subscription rights, and we expect the total purchase price thereof to be approximately $2.9 million, payable by the delivery to us by the Bridge Lenders of an equivalent amount of principal and accrued and unpaid interest owed under the Bridge Loans. Any Bridge Loans sent to us for payment of shares in connection with this rights offering will continue to accrue interest in accordance with terms thereof while held by the subscription agent. The rights offering is being made to the Bridge Lenders in reliance on an exemption from the registration requirements of the Securities Act of 1933, as amended. Shares issued in respect of the Bridge Lenders’ participation in the rights offering are not covered by the registration statement of which this prospectus forms a part. The Bridge Lenders are not soliciting participation by the holders of rights in the rights offering or engaging in any other marketing or sales activity in connection therewith.

Oversubscription Rights

Subject to the allocation described below, each subscription right also grants the holder an oversubscription right to purchase additional shares of our common stock that are not purchased by other rights holders pursuant to their basic subscription rights. You are entitled to exercise your oversubscription right only if you exercise your basic subscription right in full.

If you wish to exercise your oversubscription right, you should indicate the number of additional shares that you would like to purchase in the space provided on your rights certificate, as well as the number of shares that you beneficially own without giving effect to any shares to be purchased in this offering. When you send in your rights certificate, you must also send the full purchase price for the number of additional shares that you have requested to purchase (in addition to the payment due for shares purchased through your basic subscription right). If an insufficient number of shares is available to fully satisfy all oversubscription right requests, the available shares will be distributed proportionately among stockholders who exercised their oversubscription rights based on the number of shares each stockholder subscribed for under their basic subscription rights. The subscription agent will return any excess payments by mail without interest or deduction promptly after the expiration of the subscription period.

As soon as practicable after the expiration date, the subscription agent will determine the number of shares of common stock that you may purchase pursuant to the oversubscription right. We will issue certificates representing your shares of our common stock, or credit your account at your broker, custodian bank or other nominee with shares of our common stock, electronically in registered, book-entry form only on our records or on the records of our transfer agent, Bay City Transfer Agency & Registrar, that you purchased pursuant to your basic subscription and oversubscription rights as soon as practicable after the rights offering has expired and all proration calculations, reductions, and additions contemplated by the terms of the rights offering have been effected. We will not be able to calculate the number of shares to be issued to each exercising holder until 5:00 p.m., New York City time, on the third business day after the expiration date of the rights offering, which is the latest time by which subscription rights certificates may be delivered to the subscription agent under the guaranteed delivery procedures described under “—Guaranteed Delivery Procedures.” If you request and pay for more shares than are allocated to you, we will refund the overpayment, without interest or deduction. In connection with the exercise of the oversubscription right, banks, brokers and other nominee holders of subscription rights who act on behalf of beneficial owners will be required to certify to us and to the subscription agent as to the aggregate number of subscription rights exercised, and the number of shares of common stock requested through the oversubscription right, by each beneficial owner on whose behalf the nominee holder is acting.

Expiration of the Rights Offering and Extensions, Amendments and Termination

You may exercise your subscription rights at any time prior to 5:00 p.m., New York City time, on [●], 2011, the expiration date for the rights offering. If you do not exercise your subscription rights before the expiration date of the rights offering, your subscription rights will expire and will have no value. We will not be required to issue shares of our common stock to you if the subscription agent receives your rights certificate or payment after the expiration date, regardless of when you sent the rights certificate and payment, unless you send the documents in compliance with the guaranteed delivery procedures described below.

We may, in our sole discretion, extend the time for exercising the subscription rights. We may extend the expiration date at any time after the record date. If the commencement of the rights offering is delayed for a period of time, the expiration date of the rights offering may be similarly extended. We will extend the duration of the rights offering as required by applicable law, and may choose to extend the duration of the rights offering for any reason. We may extend the expiration date of the rights offering by giving oral or written notice to the subscription agent on or before the scheduled expiration date. If we elect to extend the expiration date of the rights offering, we will publicly announce such extension no later than 9:00 a.m., New York City time, on the next business day after the most recently announced expiration date.

We reserve the right, in our sole discretion, to amend or modify the terms of the rights offering. We also reserve the right to terminate the rights offering at any time prior to the expiration date for any reason, in which event all funds received in connection with the rights offering will be returned without interest or deduction to those persons who exercised their subscription rights as soon as practicable.

Conditions to the Rights Offering

The completion of this rights offering is not subject to the satisfaction of any conditions. We may terminate the rights offering, in whole or in part, for any reason, at any time before completion of the rights offering, including if there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to the rights offering that in the sole judgment of our board of directors would or might make the rights offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of the rights offering. If we terminate the rights offering, in whole or in part, all affected subscription rights will expire without value and all subscription payments in the form in which received by the subscription agent will be returned in the form in which paid, without interest or deduction, as soon as practicable. See also “— Expiration of the Rights Offering and Extensions, Amendments and Termination.”

Method of Exercising Subscription Rights

The exercise of subscription rights is irrevocable and may not be cancelled or modified. Your subscription rights will not be considered exercised unless the subscription agent receives from you, your broker, custodian or nominee, as the case may be, all of the required documents properly completed and executed and your full subscription price payment in cash or the delivery to us by the holder of an equivalent amount of principal and unpaid interest of indebtedness owed by us to such holder prior to 5:00 p.m., New York City time, on [●], 2011, the expiration date of the rights offering. Rights holders may exercise their rights as follows:

Subscription by Registered Holders

Rights holders who are registered holders of our common stock may exercise their subscription privilege by properly completing and executing the rights certificate together with any required signature guarantees and forwarding it, together with payment in full, of the subscription price for each share of the common stock for which they subscribe, to the subscription agent at the address set forth under the subsection entitled “—Delivery of Subscription Materials and Payment,” on or prior to the expiration date.

Subscription by DTC Participants

Banks, trust companies, securities dealers and brokers that hold shares of our common stock on the rights offering record date as nominee for more than one beneficial owner may, upon proper showing to the subscription agent, exercise their subscription privilege on the same basis as if the beneficial owners were record holders on the rights offering record date through the Depository Trust Company, or “DTC.” Such holders may exercise these rights through DTC’s PSOP Function on the “agents subscription over PTS” procedure and instruct DTC to charge their applicable DTC account for the subscription payment for the new shares or indicating to DTC that such holder intends to pay for such rights through the delivery to the Company by the holder of an equivalent amount of principal and accrued and unpaid interest of indebtedness owed by the Company to such holder, or a combination thereof, and deliver such amount to the subscription agent. DTC must receive the subscription instructions and payment for the new shares by the rights expiration date. Except as described under the subsection titled “—Guaranteed Delivery Procedures,” subscriptions accepted by the subscription agent via a Notice of Guaranteed Delivery must be delivered to the subscription agent with payment before the expiration of the subscription period.

Subscription by Beneficial Owners

Rights holders who are beneficial owners of shares of our common stock and whose shares are registered in the name of a broker, custodian bank or other nominee, and rights holders who hold common stock certificates and would prefer to have an institution conduct the transaction relating to the rights on their behalf, should instruct their broker, custodian bank or other nominee or institution to exercise their rights and deliver all documents and payment on their behalf, prior to the expiration date. A rights holder’s subscription rights will not be considered exercised unless the subscription agent receives from such rights holder, its broker, custodian, nominee or institution, as the case may be, all of the required documents and such holder’s full subscription price payment.

Method of Payment

Payments must be made in full in:

•	U.S. currency by:
–	check or bank draft drawn on a U.S. bank, or postal telegraphic or express, payable to “Bay City Transfer Agency & Registrar, as Subscription Agent”;
–	U.S. Postal money order payable to “Bay City Transfer Agency & Registrar, as Subscription Agent”;
–	wire transfer of immediately available funds directly to the account maintained by Bay City Transfer Agency & Registrar, as Subscription Agent, for purposes of accepting subscriptions in this Rights Offering at [●], ABA #[●], Account #[●] FBO ESW Subscription, with reference to the rights holder’s name; or
•	the delivery to us by the holder of an equivalent amount of principal and unpaid interest of indebtedness owed by us to such holder.

Rights certificates received after 5:00 p.m., New York City time, on [●], 2011, the expiration date of the rights offering, will not be honored, and we will return your payment to you in the form received as soon as practicable, without interest or deduction.

The subscription agent will be deemed to receive payment upon:

•	clearance of any uncertified check deposited by the subject agent;
•	receipt by the subscription agent of any certified bank check draft drawn upon a U.S. bank;
•	receipt by the subscription agent of any U.S. Postal money order; or
•	the receipt by the subscription agent of the original evidence of indebtedness owed by us to such holder.

You should read the instruction letter accompanying the rights certificate carefully and strictly follow it. DO NOT SEND RIGHTS CERTIFICATES OR PAYMENTS TO US. Except as described below under “— Guaranteed Delivery Procedures,” we will not consider your subscription received until the subscription agent has received delivery of a properly completed and duly executed rights certificate and payment of the full subscription amount. The risk of delivery of all documents and payments is on you or your nominee, not us or the subscription agent.

The method of delivery of rights certificates and payment of the subscription amount to the subscription agent will be at the risk of the holders of rights, but, if sent by mail, we recommend that you send those certificates and payments by overnight courier or by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent and clearance of payment before the expiration of the subscription period.

Unless a rights certificate provides that the shares of common stock are to be delivered to the record holder of such rights or such certificate is submitted for the account of a bank or a broker, signatures on such rights certificate must be guaranteed by an “Eligible Guarantor Institution,” as such term is defined in Rule 17Ad-15 of the Exchange Act, subject to any standards and procedures adopted by the subscription agent. See “— Medallion Guarantee May be Required.”

Medallion Guarantee May Be Required

Your signature on each subscription rights certificate must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless:

•	your subscription rights certificate provides that shares are to be delivered to you as record holder of those subscription rights; or
•	you are an eligible institution.

Subscription Agent

The subscription agent for this rights offering is Bay City Transfer Agency & Registrar. We will pay all fees and expenses of the subscription agent related to the rights offering and have also agreed to indemnify the subscription agent from certain liabilities that it may incur in connection with the rights offering.

Delivery of Subscription Materials and Payment

You should deliver your subscription rights certificate and payment of the subscription price in cash or by the delivery to us by the holder of an equivalent amount of principal and accrued and unpaid interest of indebtedness owed by us to such holder, or a combination thereof, or, if applicable, notice of guaranteed delivery, to the subscription agent at the following address:

Bay City Transfer Agency & Registrar

300 Center Avenue, Suite 202B

Bay City, MI 48708

Phone: (989) 891-9720

Your delivery to an address or by any method other than as set forth above will not constitute valid delivery and we may not honor the exercise of your subscription rights.

You should direct any questions or requests for assistance concerning the method of subscribing for the shares of common stock or for additional copies of this prospectus to us at Environmental Solutions Worldwide, Inc., 335 Connie Crescent, Concord, Ontario, Canada L4K 5R2 or by telephone at (905) 695-4142.

Guaranteed Delivery Procedures

The subscription agent will grant you three business days after the expiration date to deliver the rights certificate if you follow the following instructions for providing the subscription agent notice of guaranteed delivery. On or prior to the expiration date, the subscription agent must receive payment in full, as provided herein, for all shares of common stock subscribed for through the exercise of the subscription privilege, together with a properly completed and duly executed notice of guaranteed delivery substantially in the form accompanying this prospectus either by mail or overnight carrier, that specifies the name of the holder of the rights and the number of shares of common stock subscribed for. If applicable, it must state separately the number of shares of common stock subscribed for through the exercise of the subscription privilege and a member firm of a registered national securities exchange, a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company having an office or correspondent in the United States must guarantee that the properly completed and executed rights certificate for all shares of common stock subscribed for will be delivered to the subscription agent within three business days after the expiration date. The subscription agent will then conditionally accept the exercise of the rights and will withhold the certificates for shares of common stock until it receives the properly completed and duly executed rights certificate within that time period.

In the case of holders of rights that are held of record through DTC, those rights may be exercised by instructing DTC to transfer rights from that holder’s DTC account to the subscription agent’s DTC account, together with payment of the full subscription price. The notice of guaranteed delivery must be guaranteed by a commercial bank, trust company or credit union having an office, branch or agency in the United States or by a member of a Stock Transfer Association approved medallion program such as STAMP, SEMP or MSP.

Notices of guaranteed delivery and payments should be mailed or delivered to the appropriate addresses set forth under “— Delivery of Subscription Materials and Payment.”

Calculation of Subscription Rights Exercised

If you do not indicate the number of subscription rights being exercised, or do not forward full payment, as provided herein, of the total subscription price payment for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised your subscription right with respect to the maximum number of subscription rights that may be exercised with the aggregate subscription price payment, as provided herein, that you delivered to the subscription agent. If we do not apply your full subscription price payment to your purchase of shares of our common stock, we or the subscription agent will return in cash (unless the holder paid for the rights through indebtedness owed by us) the excess amount to you by mail, without interest or deduction, as soon as practicable after the expiration date of the rights offering.

Escrow Arrangements

The subscription agent will hold funds received in payment of the subscription price or evidence of our indebtedness in a segregated account until the rights offering is completed or withdrawn and terminated.

Notice to Beneficial Holders

If you are a broker, a trustee or a depositary for securities who holds shares of our common stock for the account of others as of the record date, you should notify the respective beneficial owners of such shares of the rights offering as soon as possible to find out their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owners with respect to their subscription rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If a beneficial owner so instructs, you should complete the appropriate subscription rights certificates and submit them to the subscription agent with the proper payment. If you hold shares of our common stock for the account(s) of more than one beneficial owner, you may exercise the number of subscription rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of our common stock on the record date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled “Nominee Holder Certification” that we will provide to you with your rights offering materials. If you did not receive this form, you should contact the subscription agent to request a copy.

Beneficial Owners

If you are a beneficial owner of shares of our common stock or will receive subscription rights through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of the rights offering. If you wish to exercise your subscription rights, you will need to have your broker, custodian bank or other nominee act for you. If you hold certificates of our common stock directly and would prefer to have your broker, custodian bank or other nominee act for you, you should contact your nominee and request it to effect the transactions for you. To indicate your decision with respect to your subscription rights, you should complete and return to your broker, custodian bank or other nominee the form entitled “Beneficial Owners Election Form”. You should receive the “Beneficial Owners Election Form” from your broker, custodian bank or other nominee with the other rights offering materials. If you wish to obtain a separate subscription rights certificate, you should contact the nominee as soon as possible and request that a separate subscription rights certificate be issued to you. You should contact your broker, custodian bank or other nominee if you do not receive this form but you believe you are entitled to participate in the rights offering. We are not responsible if you do not receive this form from your broker, custodian bank or nominee or if you receive it without sufficient time to respond.

Determinations Regarding the Exercise of Your Subscription Rights

We will decide all questions concerning the timeliness, validity, form and eligibility of the exercise of your subscription rights and any such determinations by us will be final and binding. We, in our sole discretion, may waive, in any particular instance, any defect or irregularity, or permit, in any particular instance, a defect or irregularity to be corrected within such time as we may determine. We will not be required to make uniform determinations in all cases. We may reject the exercise of any of your subscription rights because of any defect or irregularity. We will not accept any exercise of subscription rights until all irregularities have been waived by us or cured by you within such time as we decide, in our sole discretion. Our interpretations of the terms and conditions of the rights offering will be final and binding.

Neither we, nor the subscription agent, will be under any duty to notify you of any defect or irregularity in connection with your submission of subscription rights certificates and we will not be liable for failure to notify you of any defect or irregularity. We reserve the right to reject your exercise of subscription rights if your exercise is not in accordance with the terms of the rights offering or in proper form. We will also not accept the exercise of your subscription rights if our issuance of shares of our common stock to you could be deemed unlawful under applicable law.

No Revocation or Change

Once you submit the form of rights certificate to exercise any subscription rights, you may not revoke or change your exercise or request a refund of monies paid. All exercises of rights are irrevocable, even if you subsequently learn information about us that you consider to be unfavorable. You should not exercise your rights unless you are certain that you wish to purchase additional shares of our common stock at the subscription price.

Non-Transferability of the Rights

The subscription rights granted to you are non-transferable and, therefore, may not be assigned, gifted, purchased, sold or otherwise transferred to anyone else. Notwithstanding the foregoing, you may transfer your rights to any affiliate of yours (i.e. entities which you control or are controlled by you or under common control with you) and your rights also may be transferred by operation of law; for example, a transfer of rights to the estate of the recipient upon the death of the recipient would be permitted. If the rights are transferred as permitted, evidence satisfactory to us that the transfer was proper must be received by us prior to the expiration date.

Rights of Subscribers

You will have no rights as a stockholder with respect to shares you subscribe for in the rights offering until certificates representing shares of common stock are issued to you. You will have no right to revoke your subscriptions after you deliver your completed rights certificate, payment as provided herein, and any other required documents to the subscription agent.

Foreign Stockholders and Stockholders with Army Post Office or Fleet Post Office Addresses

The subscription agent will not mail rights certificates to you if you are a stockholder whose address is outside the United States or if you have an Army Post Office or a Fleet Post Office address. Instead, we will have the subscription agent hold the subscription rights certificates for your account. To exercise your rights, you must notify the subscription agent prior to 11:00 a.m., New York City time, at least three business days prior to the expiration date, and establish to the satisfaction of the subscription agent that it is permitted to exercise your subscription rights under applicable law. If you do not follow these procedures by such time, your rights will expire and will have no value.

No Board Recommendation

An investment in shares of our common stock must be made according to your evaluation of your own best interests and after considering all of the information herein, including the “Risk Factors” section of this prospectus. Neither we nor our board of directors are making any recommendation regarding whether you should exercise your subscription rights.

Shares of Common Stock Outstanding After the Rights Offering

Based on [129,463,767] shares of our common stock currently outstanding, and the potential that we may issue as many as [100,612,465] shares pursuant to this rights offering, the Additional Subscription Offer, the Special Additional Subscription Offer and the Anti-Dilution Shares, [230,076,232] shares of our common stock may be issued and outstanding following the rights offering, which represents an increase in the number of outstanding shares of our common stock of approximately [78%].

Assuming full subscription in this rights offering, the following tables illustrate the potential dilutive effect and impact on stockholders’ equity of the rights offering, the Additional Subscription Offer, the Special Additional Subscription Offer and the Anti-Dilution Shares:

	Number of Shares	Percent of Beneficial Ownership Prior to Rights Offering and Investment Agreement	Percent of Beneficial Ownership After Rights Offering and Investment Agreement
Shares of Common Stock issued and outstanding as of December 31, 2010	129,436,767	100%	56%
Shares issuable in conjunction with the Rights Offering	66,666,667	—	29%
Shares issuable in conjunction with the Additional Subscription Offer	9,107,576	—	4%
Shares issuable in conjunction with the Special Additional Subscription Offer	2,338,222	—	1%
Estimated number of shares issuable in conjunction with Anti-Dilution Shares	22,500,000	—	10%
Shares of Common Stock issued and outstanding after the Rights Offering and the Investment Agreement	230,076,232	—	100%

Fees and Expenses

Neither we nor the subscription agent will charge a brokerage commission or a fee to subscription rights holders for exercising their rights. However, if you exercise your subscription rights through a broker, dealer or nominee, you will be responsible for any fees charged by your broker, dealer or nominee.

Questions About Exercising Subscription Rights

If you have any questions or require assistance regarding the method of exercising your subscription rights or requests for additional copies of this document or any document mentioned herein, you should contact the subscription agent at the address and telephone number set forth above under “— Delivery of Subscription Materials and Payment.”

Other Matters

We are not making the rights offering in any state or other jurisdiction in which it is unlawful to do so, nor are we distributing or accepting any offers to purchase any shares of our common stock from subscription rights holders who are residents of those states or of other jurisdictions or who are otherwise prohibited by federal or state laws or regulations to accept or exercise the subscription rights. We may delay the commencement of the rights offering in those states or other jurisdictions, or change the terms of the rights offering, in whole or in part, in order to comply with the securities law or other legal requirements of those states or other jurisdictions. Subject to state securities laws and regulations, we also have the discretion to delay allocation and distribution of any shares you may elect to purchase by exercise of your subscription rights in order to comply with state securities laws. We may decline to make modifications to the terms of the rights offering requested by those states or other jurisdictions, in which case, if you are a resident in one of those states or jurisdictions or if you are otherwise prohibited by federal or state laws or regulations from accepting or exercising the subscription rights you will not be eligible to participate in the rights offering.

Certain MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of certain material U.S. Federal income tax consequences of the rights offering to holders of our common stock. This discussion assumes that the holders of our common stock hold such common stock as a capital asset for U.S. Federal income tax purposes. This discussion is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, Internal Revenue Service rulings and pronouncements and judicial decisions in effect on the date hereof, all of which are subject to change (possibly with retroactive effect) and to differing interpretations. The following summary does not purport to be a complete analysis of all of the potential U.S. Federal income tax considerations, applies only to holders that are United States persons and does not address all aspects of U.S. Federal income taxation that may be relevant to holders in light of their particular circumstances or to holders who may be subject to special tax treatment under the Internal Revenue Code, including, without limitation, holders who are dealers in securities or foreign currency, insurance companies, tax-exempt organizations, banks, financial institutions, broker-dealers, holders who hold our common stock as part of a hedge, straddle, conversion or other risk reduction transaction, or who acquired our common stock pursuant to the exercise of compensatory stock options or otherwise as compensation.

This summary is of a general nature only and is not intended to constitute a complete analysis of all tax consequences relating to the receipt, exercise, disposition and expiration of the subscription rights and the ownership and disposition of our common shares. It is not intended to constitute, and should not be construed to constitute, legal or tax advice to any particular holder. Holders should consult their own tax advisors as to the tax consequences in their particular circumstances.

We intend to treat the distribution of subscription rights pursuant to the rights offering as a non-taxable transaction for U.S. Federal income tax purposes and the remaining portion of this summary describes the U.S. Federal income tax consequences of such treatment. However, there can be no assurance that the Internal Revenue Service will take a similar view or would agree with the tax consequences described below. We have not sought, and will not seek, an opinion of counsel or a ruling from the Internal Revenue Service regarding the U.S. Federal income tax consequences of the rights offering or the related share issuance. The following summary does not address the tax consequences of the rights offering or the related share issuance under foreign, state, or local tax laws. Accordingly, each holder of our common stock should consult its tax advisor with respect to the particular tax consequences of the rights offering and the related share issuance to such holder.

The U.S. Federal income tax consequences to a holder of our common stock of the receipt and exercise of subscription rights under the rights offering will be as follows:

•	A holder will not recognize taxable income for U.S. Federal income tax purposes in connection with the receipt of subscription rights in the rights offering.
•	A holder’s tax basis in its subscription rights will depend on the relative fair market value of the subscription rights received by such holder and the common stock owned by such holder at the time the subscription rights are distributed. If either (i) the fair market value of the subscription rights on the date such subscription rights are distributed is equal to at least 15% of the fair market value on such date of the common stock with respect to which the subscription rights are received or (ii) the holder elects, in a statement attached to its U.S. Federal income tax return for the taxable year in which the subscription rights are received, to allocate part of its tax basis in such common stock to the subscription rights, then upon exercise of the subscription rights, the holder’s tax basis in the common stock will be allocated between the common stock and the subscription rights in proportion to their respective fair market values on the date the subscription rights are distributed. If the subscription rights received by a holder have a fair market value that is less than 15% of the fair market value of the common stock owned by such holder at the time the subscription rights are distributed, the holder’s tax basis in its subscription rights will be zero unless the holder elects to allocate its adjusted tax basis in the common stock owned by such holder in the manner described in the previous sentence. A holder’s tax basis in the common stock will be reduced to the extent any such tax basis is allocated to the subscription rights.
•	A holder which allows the subscription rights received in the rights offering to expire will not recognize any gain or loss, and no portion of the tax basis in the common stock owned by such holder with respect to which such subscription rights were distributed will be allocated to the unexercised subscription rights.
•	A holder will not recognize any gain or loss upon the exercise of the subscription rights received in the rights offering. The tax basis in the common stock acquired through exercise of the subscription rights will equal the sum of the subscription price for the common stock and the holder’s tax basis, if any, in the rights as described above. The holding period for the common stock acquired through exercise of the subscription rights will begin on the date the subscription rights are exercised. A gain or loss recognized upon a sale of such common stock will be a capital gain or loss if the common stock is held as a capital asset at the time of sale. Such capital gain or loss will be long-term capital gain or loss if the holding period for the common stock exceeds one year at the time of sale.
•	If you exercise the subscription rights received in this rights offering after disposing of the shares of the common stock with respect to which the subscription rights were received, then certain aspects of the tax treatment of the exercise of the subscription rights are unclear, including (1) the allocation of tax basis between the common stock previously sold and the subscription rights, (2) the effect of such allocation on the amount and timing of gain or loss recognized with respect to the common stock previously sold, and (3) the effect of such allocation on the tax basis of common stock acquired through exercise of the subscription rights. A holder that exercises subscription rights received in this rights offering after disposing of the common stock with respect to which the subscription rights were received should consult its tax advisor.

PLAN OF DISTRIBUTION

On or about [●], 2011, we will distribute the rights, rights certificates and copies of this prospectus to individuals who owned shares of common stock on the record date. We have not employed any brokers, dealers or underwriters in connection with the solicitation or exercise of rights in the rights offering and no commissions, fees or discounts will be paid in connection with the rights offering. While certain of our directors, officers and other employees may solicit responses from you, those directors, officers and other employees will not receive any commissions or compensation for their services other than their normal compensation. If you wish to exercise your subscription rights and purchase shares of common stock, you should complete the subscription rights certificate and return it with payment as provided herein for the shares of common stock, to the subscription agent, Bay City Transfer Agency & Registrar, at the following address:

Bay City Transfer & Registrar

300 Center Avenue, Suite 202B

Bay City, MI 48708

Phone: (989) 891-9720

In the event that the rights offering is not fully subscribed, holders of rights who exercise all of their rights pursuant to their basic subscription privilege will have the opportunity to subscribe for unsubscribed rights pursuant to the over-subscription privilege. See further the section of this prospectus entitled “The Rights Offering.”

We have not entered into any agreements regarding stabilization activities with respect to our securities.

If you have any questions, you should contact us at Environmental Solutions Worldwide, Inc., 335 Connie Crescent, Concord, Ontario, Canada L4K 5R2 or by telephone at (905) 695-4142. We have agreed to pay the subscription agent a fee plus certain expenses, which we estimate will total approximately $7,500. We estimate that our total expenses in connection with the rights offering will be approximately $230,000.

Other than as described herein, we do not know of any existing agreements between any stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of common stock.

LEGAL MATTERS

The validity of the rights and shares of common stock offered by this prospectus have been passed upon for us by Baratta, Baratta & Aidala LLP, New York, New York.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2010, have been so incorporated in reliance on the report of MSCM LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

USE OF PROCEEDS

The purpose of this rights offering is to raise equity capital in a cost-effective manner that gives all of our stockholders the opportunity to participate. Assuming the rights offering is fully-subscribed, the net proceeds available to us from the rights offering will be approximately $7.7 million in cash, or by the delivery to us by the holder of an equivalent amount of principal and accrued and unpaid interest of indebtedness owed by us to such holder, or a combination thereof.

In the event we receive $7.7 million of cash as proceeds from the rights offering, then we will use a portion of the proceeds received by us to pay expenses related to this rights offering and to repay the outstanding amounts due under the Bridge Loans (approximately $4.1 million) and the Demand Credit Agreement (approximately $1.3 million). The excess (approximately $2.3 million) will be used for general working capital purposes, capital investments, and other general corporate purposes. Alternatively, we may receive as proceeds from the rights offering the delivery to us of the Bridge Loans (approximately $4.1 million), in which case the balance of $3.6 million received in cash will be used for payment of expenses related to this rights offering and repayment of the Demand Credit Agreement (approximately $1.3 million). The excess (approximately $2.3 million) will be used for general working capital purposes, capital investments, and other general corporate purposes. In addition, we may incur further indebtedness, which may include additional financing arrangements with the Bridge Lenders, to fund our working capital needs prior to completion of this rights offering. In the event that we incur such indebtedness, we expect to use the proceeds from this rights offering for repayment thereof.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Shares of our common stock are quoted on the OTCQB under the symbol “ESWW” and the Frankfurt Stock Exchange under the symbol “EOW.”

On [●], 2011, the last reported closing sale price of our common stock was $[●] per share. The following table sets forth, for the quarters indicated, the range of high and low closing sale prices for our common stock as reported on the OTCQB.

Period	High	Low

Year Ended December 31, 2009
First Quarter	$0.25	$0.10
Second Quarter	0.79	0.24
Third Quarter	0.78	0.51
Fourth Quarter	0.51	0.35

Year Ended December 31, 2010
First Quarter	$0.72	$0.46
Second Quarter	0.67	0.46
Third Quarter	0.52	0.38
Fourth Quarter	0.43	0.16

Year Ending December 31, 2011
First Quarter	$0.29	$0.16
Second Quarter (through [●], 2011)	[●]	[●]

We have not declared or issued any dividends in the past, and we intend to retain future earnings, if any, for general business purposes and to repay debt.

INCORPORATION BY REFERENCE

We incorporate by reference into this prospectus information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede that information. This prospectus incorporates by reference the documents set forth below, that we have previously filed with the SEC. These documents contain important information about us and our financial condition.

•	our Annual Report on Form 10-K for the year ended December 31, 2010, filed on March 31, 2011;
•	our Current Reports on Form 8-K filed on January 28, 2011, February 7, 2011, February 11, 2011, February 17, 2011, February 22, 2011, March 3, 2011, March 9, 2011, March 15, 2011, April 25, 2011, May 6, 2011 and May 10, 2011; and
•	the description of our common stock contained in our registration statement on Form S-2/A No.1 dated February 17, 2002, filed pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating the description;

All documents filed by us under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and prior to the date of the completion of the offering of the securities described in this prospectus shall also be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of those documents. Any statement contained in this prospectus or in a previously filed document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that also is or was deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

The information relating to us contained in this prospectus should be read together with the information in the documents incorporated by reference. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document, at no cost, by requesting them in writing or by telephone from us at the following address or telephone number:

Environmental Solutions Worldwide, Inc.,
335 Connie Crescent
Concord, Ontario, Canada L4K 5R2
Telephone: (905) 695-4142

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file reports, proxy statements and other information with the SEC. Information filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at Headquarters Office, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, Headquarters Office, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Further information on the operation of the SEC’s public reference room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains reports, proxy statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

We filed a registration statement on Form S-3 to register with the SEC the securities offered by this prospectus. This prospectus is a part of that registration statement. As allowed by the rules of the SEC, this prospectus does not contain all of the information you can find in our registration statement or the exhibits to the registration statement.

Our common stock is traded on the OTCQB under the symbol “ESWW” and the Frankfurt Stock Exchange under the symbol “EOW”.

Our website is located at www.cleanerfuture.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

Disclosure of Commission Position
on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors and officers, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In addition, indemnification may be limited by state securities laws.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable by the registrant in connection with the sale of the common stock being registered. All of the amounts shown are estimates except the SEC registration fee.

SEC Registration Fee	$591
Subscription Agent Fees and Expenses	7,500
Legal Fees and Expenses	155,000
Costs of Printing	30,000
Accounting Fees and Expenses	10,000
Miscellaneous Expenses	25,000
Total	$228,091

Item 15. Indemnification of Directors and Officers.

In accordance with the Florida Corporation Act, which we refer to as the “Act,” our Articles of Incorporation, which we refer to as the “Articles,” contain provisions which state that, to the fullest extent permitted by law, no director or officer shall be personally liable to us or our shareholders for damages for breach of any duty owned to us or our shareholders. We also have the power, by a by-law provision or a resolution of our stockholders or directors, to indemnify our officers and directors against any contingency or peril as may be determined to be in our best interests and in connection therewith to secure policies of insurance.

We have entered into Director Indemnification Agreements with the members of our board of directors. Each Director Indemnification Agreement provides that, to the fullest extent permitted by law and subject to exceptions specified in the Director Indemnification Agreement, we shall hold harmless and indemnify the director, and advance expenses incurred by the director, including reasonable attorney fees and court costs, in connection with any proceeding covered by the Director Indemnification Agreement. Our obligations under each Director Indemnification Agreement shall continue following the time that the director ceases to be a director of the Company, so long as the director is subject to any proceeding covered by the Director Indemnification Agreement.

The rights of indemnification provided by the Director Indemnification Agreement are not exclusive and specifically supplement the rights to indemnification provided to the directors in our Articles of Incorporation and By-laws and applicable law.

We maintain a policy of directors’ and officers’ liability insurance that insures our directors and officers against the costs of defense, settlement or payment of a judgment under certain circumstances.

Pursuant to the Investment Agreement, we have agreed to indemnify the Bridge Lenders against certain civil liabilities that may be incurred in connection with this offering, including certain liabilities under the Securities Act of 1933.

Item 16. Exhibits.

The following exhibits are filed herewith or incorporated by reference herein:

Exhibit Number	Description
5.1*	Opinion of Baratta, Baratta & Aidala LLP
23.1	Consent of MSCM LLP, Independent Registered Public Accounting Firm.
23.2*	Consent of Baratta, Baratta & Aidala LLP (contained in Exhibit 5.1)
24.1	Powers of Attorney (contained on signature page)
99.1	Form of Subscription Rights Certificate
99.2	Form of Instruction for Use of Registrant’s Subscription Rights Certificates
99.3	Form of Letter to Stockholders
99.4	Form of Letter to Brokers, Dealers, Trust Companies and Other Nominees
99.5	Form of Letter to Clients
99.6	Form of Nominee Holder Certification
99.7	Form of Notice of Guaranteed Delivery
99.8	Form of Beneficial Owner Election

__________

* To be filed by amendment.

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by a registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this registration statement as of the date the filed prospectus was deemed part of and included in this registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in this registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of this registration statement or made in a document incorporated or deemed incorporated by reference into this registration statement or prospectus that is part of this registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in this registration statement or prospectus that was part of this registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) If any securities registered under this registration statement are to be offered to existing security holders pursuant to warrants or rights and any securities not taken by security holders are to be reoffered to the public, the undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

(d) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(f) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was deemed effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Concord, Province of Ontario, on May 10, 2011.

Environmental Solutions Worldwide, Inc.

By:/s/ Mark Yung

Name: Mark Yung

Title Executive Chairman

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mark Yung, his true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him/her and in his name, place and stead, in any and all capacities to sign any or all amendments (including, without limitation, post-effective amendments) to this Registration Statement, any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933 and any or all pre- or post-effective amendments thereto, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent, or any substitute or substitutes for him, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

Signatures	Title	Date

/s/ Praveen Nair
Praveen Nair	Chief Financial Officer	May 10, 2011

/s/ Mark Yung
Mark Yung	Executive Chairman of the Board of Directors	May 10, 2011

/s/ Nitin Amersey
Nitin Amersey	Director	May 10, 2011

/s/ John Dunlap, III
John Dunlap, III	Director	May 10, 2011

/s/ Benjamin Black
Benjamin Black	Director	May 10, 2011

/s/ Joshua Black
Joshua Black	Director	May 10, 2011

/s/ John Hannan
John Hannan	Director	May 10, 2011

/s/ Zohar Loshitzer
Zohar Loshitzer	Director	May 10, 2011

/s/ John Suydam
John Suydam	Director	May 10, 2011